AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 19, 2021

Registration Statement No. 333-________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TONGJI HEALTHCARE GROUP, INC.

(Exact name of registrant as specified in its charter)

Nevada	99-0364697
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3651 Lindell Road, D517 Las Vegas, Nevada	89103
(Address of Principal Executive Offices)	(Zip Code)

Tongji Healthcare Group, Inc. 2020 Equity Incentive Plan

Tongji Healthcare Group, Inc. Non-Plan Based Shares

(Full title of the plan)

Amir Ben-Yohanan

Chief Executive Officer

Tongji Healthcare Group, Inc.

3651 Lindell Road, D517

Las Vegas, Nevada 89103

(Name and address of agent for service)

(702) 479-3016

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [X]	Smaller reporting company [X]
Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)		Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (3)
Common Stock, par value $0.001 per share	13,890,000 shares	(4)	$2.16	$30,002,400.00	$3,273.26
Common Stock, par value $0.001 per share	33,870 shares	(5)	$2.16	$73,159.20	$7.98
Total	13,923,870 shares			$30,075,559.20	$3,281.24

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may from time to time be offered or issued in respect of the securities registered by this registration statement as a result of any stock dividend, stock split, recapitalization or other similar transaction.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act. Based on the average of high ($2.30) and low ($2.01) sale price of the Common Stock, as quoted on the OTC Pink tier of the OTC Markets on January 14, 2021, which date is within five business days prior to filing this registration statement.

(3) Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $109.10 per $1,000,000 of the proposed maximum aggregate offering price.

(4) This registration statement covers an aggregate of 13,890,000 shares of common stock, par value $0.001 per share (“Common Stock”), of the issuer available for issuance under the Tongji Healthcare Group, Inc. 2020 Equity Incentive Plan.

(5) This registration statement also covers the resale of 33,870 shares of Common Stock that have been previously issued to the selling stockholder named in this registration statement pursuant to agreements with such selling stockholder for the provision of advisory services to the issuer.

EXPLANATORY NOTE

Tongji Healthcare Group, Inc. (the “Company”) has prepared this registration statement on Form S-8 (the “Registration Statement”) in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), (i) for the purpose of registering 13,890,000 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), available for issuance under the Tongji Healthcare Group, Inc. 2020 Equity Incentive Plan (the “2020 Plan”), and (ii) for the purpose of resale or reoffer thereof, 33,870 shares of Common Stock issued prior to the filing of this Registration Statement and held by the selling stockholder named herein in connection with such selling stockholder’s provision of services to the Company.

This Registration Statement contains two parts, Part I and Part II.

Part I contains a “reoffer” prospectus prepared in accordance with Part I of Form S-3 (in accordance with Instruction C of the General Instructions to Form S-8). The reoffer prospectus permits reoffers and resales of those shares referred to above that constitute “restricted securities,” within the meaning of Form S-8, by the selling stockholder named herein. Certain information relating to future issuances under the 2020 Plan is omitted from Part I, as further described below in the next paragraph and under the heading, “Item 1. Plan Information.”

Part II contains information required to be set forth in the Registration Statement pursuant to Part II of Form S-8. Pursuant to the Note to Part I of Form S-8, the 2020 Plan information specified by Part I of Form S-8 is not required to be filed with the Securities and Exchange Commission.

The Company will provide, without charge, to any person, upon written or oral request of such person, a copy of each document incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are also incorporated by reference in the reoffer prospectus as set forth in Form S-8), other than exhibits to such documents that are not specifically incorporated by reference.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

The documents containing the information in Part I relating to the Tongji Healthcare Group, Inc. 2020 Equity Incentive Plan (the “2020 Plan”) will be sent or given to participants in the 2020 Plan as specified by Rule 428(b)(1) promulgated under the Securities Act. In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus that meets the requirements of Section 10(a) of the Securities Act (the “Section 10(a) Prospectus”) in respect of future issuances under the 2020 Plan.

Item 2. Registrant Information and Employee Plan Annual Information

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, which are also incorporated by reference in the Section 10(a) Prospectus, other documents required to be delivered to eligible participants pursuant to Rule 428(b) promulgated under the Securities Act, or additional information about the 2020 Plan, will be made available without charge by contacting our Corporate Secretary, c/o Tongji Healthcare Group, Inc., 3651 Lindell Road, D517, Las Vegas, Nevada 89103.

REOFFER PROSPECTUS

33,870 SHARES

TONGJI HEALTHCARE GROUP, INC.

COMMON STOCK

This prospectus relates to 33,870 shares (the “Shares”) of common stock, par value $0.001 per share, of Tongji Healthcare Group, Inc. (“Tongji,” the “Company,” “we” or “our”) which may be offered from time to time by the selling stockholder of the Company, named herein, for such stockholder’s own account. We will not receive any proceeds from any sale of common stock offered pursuant to this prospectus.

The selling stockholder may offer and sell the Shares at various times and in various types of transactions, including sales in the open market, sales in negotiated transactions and sales by a combination of these methods. The Shares may be sold at the market price of our common stock at the time of a sale, at prices relating to the market price over a period of time, or at prices negotiated with the buyers of shares. The Shares may be sold through underwriters or dealers which the selling stockholder may select. If underwriters or dealers are used to sell the Shares, we will name them and describe their compensation in a prospectus supplement. For a description of the various methods by which the selling stockholder may offer and sell the Shares described in this prospectus, see the section entitled “Plan of Distribution.”

Our common stock is quoted on the OTC Pink tier of the OTC Markets under the symbol “TONJ.” On January 15, 2021, the closing price of our common stock was $2.16.

THE SHARES BEING OFFERED ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. THEY SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE “RISK FACTORS” BEGINNING ON PAGE 14 OF THIS PROSPECTUS FOR A DISCUSSION OF INFORMATION THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN OUR SECURITIES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

You should rely only on the information contained in this prospectus. We have not, and the selling stockholders have not, authorized anyone to provide you with different information from that contained in this prospectus or in any free writing prospectus that we may authorize. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy the securities in any circumstances under which the offer or solicitation is unlawful. Neither the delivery of this prospectus nor any distribution of securities in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus.

The date of this prospectus is January 19, 2021.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained herein constitute forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements are not guarantees of future performance. These forward-looking statements represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Our future results, financial condition, results of operations and business may differ materially from those expressed in these forward-looking statements. You can find many of these statements by looking for words such as “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “would,” “may” or other similar expressions in this prospectus. Many of the factors that will determine these items are beyond our ability to control or predict. For a further discussion of factors that could materially affect the outcome of our forward-looking statements, see “Risk Factors” herein and other risk factors included in our reports filed with the Securities and Exchange Commission (the “SEC”).

For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus or the date of any document incorporated by reference. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances after the date of this prospectus.

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THE COMPANY

Overview of the Business

The Company is primarily a holding company, and operates various aspects of its business through certain of its indirect operating subsidiaries, which are limited liability companies. West Of Hudson Group, Inc. (“WOHG”), a wholly owned subsidiary of the Company, is the 100% owner and sole member and manager of each of the limited liability companies, including the following operating subsidiaries:

1.	Doiyen, LLC—a talent management company that provides representation to Clubhouse influencers, as further described below.

2.	WOH Brands, LLC—a content-creation studio, social media marketing company, technology developer, and brand incubator, as further described below.

Doiyen, LLC (“Doiyen”) is a talent management company for social media influencers, and seeks to represent some of the world’s top talent in the world of social media. Doiyen is also the entity with which our influencers contract when living in one of our Clubhouses, as further described below. Doiyen was acquired by us on July 9, 2020 pursuant to an exchange agreement between WOHG and Doiyen, pursuant to which WOHG acquired 100% of the membership interests of Doiyen in exchange for 100 shares of common stock of WOHG.

WOH Brands, LLC (“WOH Brands”) engages and also plans to engage in a number of activities, including brand development and incubation, content creation, and technology development, as further described below. WOH Brands is a Delaware limited liability company formed on May 19, 2020 by us.

We are the 100% owner and sole member and manager of each of these entities pursuant to each of the limited liability company agreements that govern these entities, we have complete and exclusive discretion in the management and control of the affairs and business of Doiyen and WOH Brands, and we possess all powers necessary to carry out the purposes and business of these entities. We are entitled to receive all income (and/or losses) that these entities generate.

We currently generate revenues primarily from talent management of The Clubhouse influencers and for paid promotion by companies looking to utilize The Clubhouse influencers to promote their products or services, each of which is done through Doiyen. We solicit companies for potential marketing collaborations and cultivated content creation, work with the influencers and the marketing entity to negotiate and formalize a brand deal, execute the deal, and receive a certain percentage from the deal as further described below. In addition to the in-house brand deals, we also generate income by providing talent management and brand partnership deals to external influencers not residing in our Clubhouses.

Principal Products and Services

Our current principal products and services are comprised of (i) our Clubhouses, (ii) our talent management services, and (iii) our brand development and content creation.

The Clubhouses

We are the sole and complete owner of “The Clubhouse,” which is an integrated social media influencer incubator with a physical and digital footprint in Southern California and Europe. The Clubhouse is a collection of content creation houses located in scenic mansions in Southern California (3 locations) and Europe (1 location) that houses who we believe to be some of the most prominent and widely followed social media influencers, together carrying a currently estimated follower base of approximately 141 million social media followers across all Clubhouse influencers. The foregoing consists of approximately 91.7 million followers on Tik Tok, 28 million followers on Instagram, 10.6 million followers on YouTube, 646,000 followers on Snapchat, and 1 million followers on Twitter. The influencers that live in our Clubhouses, as well as the number of their social media followers, can fluctuate significantly at any given time, and we cannot predict the increase or decline of the number of influencers that live in our Clubhouses or the number of followers for our Clubhouse influencers at any given time in the future.

Content Houses at a Glance

Content houses originated from gaming houses in the gaming industry, where professional video game players and gaming teams lived in the same residence with each other in order to practice gaming and create content to build their own following. Eventually this concept was adopted by lifestyle influencers and was found to be a way for individual influencers to create new content with other influencers and grow followers together.

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Our Clubhouses

The Clubhouse is an established network of social media content creation houses (Clubhouse BH, two locations for Not a Content House and Clubhouse Europe) that each provide a picturesque living environment for our band of social media influencers, complete with in-house media production teams, including photographers and videographers. We believe that this enables the influencers living at these houses to maximize the depth, breadth and scale of followers that those influencers can build across popular social media platforms.

“Clubhouse BH” is located in the heart of Beverly Hills in Los Angeles, California and is occupied by a group of content creators that live and work together 24 hours a day and seven days a week, and are equipped with a full media team. We believe that this structure enables successful collaboration and content creation by the content-creators. Clubhouse BH is 12,000 square feet, has 11 bedrooms and sits on one acre of land.

Currently, the content-creator influencers who reside at Clubhouse BH include Isabella Durham, Lindsay Brewer, Carrington Durham, Michelle Kennelly, Tessa Brooks and Katrina Stuart, who collectively currently have approximately 10.7 million followers on Tik Tok, 15 million Instagram followers and 4.8 million YouTube followers.

“Dance Dome LA” is housed under the Clubhouse BH location with four members residing there: Shariah True, Sharlize True, Gabriella Saraivah and Enola Bedard. The Dance Dome members focus on the popular dance subsector of social media and have a total combined following of 748,800 on Instagram, 17.6 million on TikTok and 4.9 million on YouTube.

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Bel-Air Location

Beverly Hills Location

“Not A Content House” (“NACH”) has two locations, one of which is located in Bel Air in Los Angeles, California and the other of which is located in the hill tops of Beverly Hills. NACH is in the process expanding its digital footprint with a young female following. Currently, the content-creator influencers who reside at the NACH locations include Devyn Winkler, Cynthia Parker, Ava Tortorici, Anna Shumate, Eva Cudmore, Sabrina Quesada, Victoria Rodriguez, Ally Vanderwest, and Jake Kuhlman, who collectively have approximately 25 million followers on Tik Tok, 4.9 million followers on Instagram and 322,000 YouTube followers.

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“Clubhouse Europe” is located in the Republic of Malta, where we’ve expanded our international footprint by bringing some of Europe’s most popular influencers together under one roof. Currently, the content-creator influencers who reside at Clubhouse Europe include Gaia Cauchi, Henry Galea, Sarah Grech, Ilona Borg, Jade Sammut, Sarah Alfalah, Martha Micallef Attard, Hailey Mangion, Telaizia Degabriele and Jeanine Vella, who collectively currently have approximately 225,000 followers on Instagram and 937,000 followers on TikTok.

“Roz Family” is a newly signed family of creators consisting of six daughters and their parents. As of January 19, 2021, the location of the family is to be determined. The total reach for the entire family consists of 1.2 million followers on Instagram and 4.8 million on TikTok.

“The Clubhouse” Online Presence and Plans for Expansion of the Physical Clubhouses

While “The Clubhouse” network consists of physical locations (as described above), there are numerous “Clubhouse” accounts owned by The Clubhouse, with a combined following of 6 million followers across Instagram, Snapchat, YouTube, and TikTok.  These accounts are directly held by us (as opposed to the Clubhouse team of influencers) and therefore, we have direct access to the followers of these accounts, which we consider to be followers of the Company itself.

We are constantly surveying opportunities to establish new Clubhouses, and we intend to expand our Clubhouse locations as the Company’s business continues to grow. Specifically, we plan to expand the Clubhouse footprint further into Europe and the U.S., as well as into Asia, into other content niche types such as e-gaming, beauty and music. We currently intend to expand with 2 to 4 additional Clubhouses each year, depending on available funding. We cannot provide any assurance, however, that we will be able to expand at this intended rate. We also intend to engage in a cross-house collaborative strategy that we believe has not yet been established in the industry. We have talent that can be deployed to a broad range of brand partnership and other opportunities that we believe can lead to significant growth opportunities via diversified revenue streams.

Why We Believe that Influencers Benefit from Content Houses

Influencers need to constantly create original content to grow their following and collaborations with other influencers to help facilitate creative content while allowing for cross pollination of followers between influencers. Our Clubhouses provide a unique living situation where influencers can collaborate and work together to grow each other’s following. For example, one of the influencers that was living in our Clubhouses experienced, in four months, growth from 3.22 million followers on Instagram to 5.2 million followers on Instagram and growth from 3.4 million followers on TikTok to 6.2 million followers on TikTok. Another one of the influencers that lived in our Clubhouses experienced, in four months, growth from 1.5 million followers on Instagram to 2.3 million followers on Instagram and growth from 733,000 followers on TikTok to 2.2 million followers on TikTok.

Clubhouse and Influencer Fit

We strive to cultivate a large and committed following for our team of influencers, which we then plan to leverage to popularize our in-house brands, driving sales and brand-awareness to our target customers. Our approach is to create a balance between social media creativity and the business of social media marketing. We believe that this symbiotic balance creates a higher output for both our Clubhouses and influencers and creates an attractive one-stop shop for brands to advertise and for influencers to grow and collaborate. The Clubhouse’s goal is to develop and successfully monetize on its network of influencers through a portfolio of valuable brands by becoming the world’s leading hub for new media content. The Clubhouse has already received media coverage in publications such as Forbes, the New York Times, Business Insider and Seventeen, among others.

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Agreements and Terms of Living in the Clubhouses

Each influencer that lives at a Clubhouse location enters into a Creator Occupancy Agreement with us, pursuant to which we agree that the influencer will not be required to pay or remit any money for their occupancy in the Clubhouse, nor will the influencer be required to pay any utility costs associated with occupancy. In exchange, the influencer agrees to adhere to a number terms and conditions, including, but not limited to:

●	Participation in branding and/or promotional endeavors, either on behalf of us or for third-party advertisers paying Doiyen for promotion (we believe that this relationship creates what we refer to as “Free Earned Media Value”);
●	Regular content-creation with required social media posting on various social-media platforms; and
●	Intermittent tagging and/or mentioning of The Clubhouse on the influencer’s profile and social media posts across various platforms.

We retain legal ownership of the content created pursuant to the Creator Occupancy Agreements; however, the content can be shared with the influencers so that he or she can utilize it for their own benefit as well. Pursuant to the Creator Occupancy Agreements, we may offer an influencer individual branding partnerships, including but not limited to, promotional song placements and promotional events. For all promotional partnerships brought by us to the influencers, we receive a percentage of the compensation received by the influencer pursuant to such partnership, as set forth in each Creator Occupancy Agreement.

Pursuant to the Creator Occupancy Agreements, influencers will have access to a fully staffed media creation team, videographers, photographers and editors, as well as collaborative filming facilities and in-house cleaning and security services offered by us. The Creator Occupancy Agreements also contain a code of conduct that the influencers must follow while living in the Clubhouse, including, but not limited to, no illegal activities, and being respectful and mindful to other occupants and neighboring homes.

Each influencer can terminate the Creator Occupancy Agreements at any time for any reason with five days’ written notice to us. We can terminate the agreement at any time for any reason and must give the influencer seven days’ from the date of termination to vacate the Clubhouse.

Talent Management Services

Doiyen is a talent management company for social media influencers and seeks to represent some of the world’s top talent in the world of social media. Doiyen plans to hire experienced talent and management agents, as well as build our support and administrative resources seeking to expand operations. Doiyen’s influencers include entertainers, content creators, and style icons.

Doiyen currently represents more than 14 social media influencers, with a combined number of followers on Instagram, TikTok, and YouTube of over 21 million. Doiyen is dedicated to helping its influencer-clients build their brands, maintain creative control of their destinies, and diversify and grow their businesses through “The Clubhouse,” providing them opportunities to increase their monetization potential and amplify their reach.

Talent Management Agreements

As a talent management company, Doiyen generates revenues based on the earnings of its influencer-clients (or “Creators”) by receiving a percentage of the earnings of its Creators. Certain influencers that live in our various Clubhouses enter into an Exclusive Management Agreement (the “Management Agreement(s)”).

Pursuant to the Management Agreement, the Creator agrees that during the term of the Management Agreement, the Creator appoints Doiyen as the sole and personal manager of the Creator, and engages Doiyen to provide services, counsel and advise on the Creator’s career in social media. Such activities may include, but are not limited to assisting in the exploitation of the Creator’s likeness and representations in third party brand deals, advising on contract negotiations and artistic selection of projects, and professional and general assistance with any and all activities as a model and/or influencer through which the Creator’s talent can be developed and exploited via social media or otherwise.

As compensation for the services Doiyen provides pursuant to the Management Agreement, Doiyen is entitled to receive a percentage (generally between 10% to 50%) of all gross compensation earned and received by the Creator during the term of the Management Agreement arising from opportunities that we introduce to the Creator with the percentage being negotiated separately for each Creator. Further, we are entitled to a percentage (generally, between 10% to 50%) of all gross compensation that the Creator receives during the term of the Management Agreement regardless of whether we introduced the opportunity resulting in compensation to the Creator or not.

Each Management Agreement is negotiated separately for each influencer, and Doiyen’s compensation varies depending on a number of factors, including, but not limited to, the individual characteristics of the Creator (i.e. the number of followers the Creator has, etc.) and the source of the business opportunities resulting in such compensation for the Creator. For example, if Doiyen introduced the business opportunity to the Creator, Doiyen is generally entitled to a higher percentage compensation.

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Pursuant to the Management Agreements, the Creator has the sole right to reject or accept any offers presented by us. Pursuant to the Management Agreements, if the Creator does not receive a bona fide offer that is reasonably acceptable to them or if the Creator does not receive an aggregate payment of at least $10,000 during any consecutive 3-month period of the term of the Management Agreement, each the Creator and us have the right to terminate the Management Agreement by providing written notice to the other party of their intent to terminate.

We also may enter into non-exclusive management agreements with certain Creators, however this is extremely rare, as we prefer to only enter into exclusive management agreements.

Paid Promotion

Doiyen and its contracted Creators primarily generate revenue from companies paying for promotion for their brands, products, and/or services.

There are three primary types of arrangements through which Doiyen receives revenues from these activities:

(1) As a talent management company, Doiyen generates revenues based on the earnings of the Creators (its influencer-clients) by receiving a percentage of the earnings of its Creators. Creators are often sought after directly by companies for specific branding and/or promotional opportunities. In these situations, the client-company would contract with the Creators directly, and such services provided by the Creators would fall under the Management Agreement, and Doiyen would receive a percentage of the earnings of the Creators for such services as described above.

(2) We turn the available deliverables owed to us pursuant to the terms of the Creator Occupancy Agreements, as further described above, and use those to do deals with brands, which we believe creates what we refer to as “Free Earned Media Value.” Pursuant to the Creator Occupancy Agreements, the influencers agree to make certain posts on their own social media accounts at our direction, and we use these “deliverables” to do deals with brands and instruct the influencers to make posts on their social media accounts as required of them under the Creator Occupancy Agreements for the brands we choose to do deals with.

(3) Instead of a brand doing deals with individual influencers as part of the talent management services provided through Doiyen, brands can also work directly with Clubhouse’s branded social media accounts, of which we own 100%. These house accounts grow as each influencer is required to promote the house accounts under the Creator Occupancy Agreements, which require Creators to make social media posts at the direction of Doiyen on such accounts on a regular basis without additional compensation, in exchange for being provided with living arrangements. When Doiyen exercises this right to provide promotional services to a paying client through the Clubhouse’s social media accounts, Doiyen receives 100% of the compensation.

Companies that contract with Doiyen to provide such promotional activities for their advertising campaigns or custom content requests generally either prepay for services or request credit terms. Such agreements typically provide for either a non-refundable deposit, or a cancellation fee if the agreement is canceled by Doiyen prior to completion our promotional services.

Brand Development and Content Creation

WOH Brands engages and also plans to engage in a number of activities, including brand development and incubation, content creation, and technology development, as follows:

●	Content Creation: original long and short form content creation for streaming services or other platforms involved in content distribution;

●	Brand Development and Product Sales: acquiring or creating in-house brands and selling products in various categories, including apparel, beauty, and other lifestyle brands; and

●	Technology: development and/or acquisition of software geared towards social media, which may be licensed, sold outright, or otherwise monetized by the Company.

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Brand Development

Beginning after June 30, 2020, WOH Brands began to engage in brand development, with a focus on creating apparel, beauty, and other lifestyle brands with quality product offerings. Through WOH Brands, we intend to acquire, enter into a joint venture or launch best-in-class brands with an objective of innovation and product uniqueness, derived from demographic data, market research, and omni-channel experiences.

WOH Brands is primarily focused on creating brands on behalf of the Company and may consider joint-ventures with other established companies in the consumer-packaged goods space for purposes of brand and production creation. WOH Brands will not provide its branding or product services to third parties, other than companies with which it may enter into a joint venture or other companies it contracts with to do so.

The first and only brand developed and launched by WOH Brands at this time is Richwife - an apparel brand founded with the mission to encourage female empowerment & success. Richwife launched in September 2020 and has several clothing items currently offered for sale on its website, www.richwifeofficial.com, including a t-shirt, crewneck sweatshirt, beanie, sweatpants, and a branded Richwife face-mask.

Richwife clothing is manufactured by a third-party manufacturer contracted by WOH Brands, which also handles sourcing of all raw materials for the clothing. Richwife currently operates on a direct-to-consumer model, and is only available online through its website. WOH Brands intends to expand Richwife’s offerings into brick and mortar in the future. Richwife is currently being deployed into the Clubhouse influencer network, where it is being marketed and promoted by Clubhouse influencers via their social media accounts, which we hope will lead to sales of Richwife products.

As of January 19, 2021, WOH Brands has only sold a minimal amount of products, and has only generated minimal revenues.

Content Creation

WOH Brands acts as an internal studio for the Company, with the ability to develop ideas for, produce, and film content. Each of the Clubhouse locations are equipped with studios - some with separate studios within the houses and some with the entire house as a studio - and open-areas that enable content creation. WOH Brands has access to these resources, including the top-notch talent (i.e. the Clubhouse-influencers) residing at each Clubhouse location, which it can utilize for quality content creation.

To date, WOH Brands’ activities in this area have been limited to assisting in the production of paid-promotional content for companies that have engaged Doiyen or Doiyen’s Creators for brand and product promotion, as well as content-creation for Richwife and Clubhouse, for which WOH Brands does not receive compensation. WOH Brands’ activities in this capacity include filming, photography, and graphic design.

Planned Operations

●	Brand Development. As stated above, WOH Brands intends to acquire, enter into joint ventures with, or create new brands in apparel, beauty, and other lifestyle categories in the future. We believe that we are in a unique position to gather data intelligence from its dealings with paid brand deals. While companies pay Doiyen and our influencers to promote their products or services, the Company gains firsthand insight into what type brands (and their corresponding products and services) resonate with our demographic. We believe that this information better positions WOH Brands in deciding what type of product or service to acquire or build. WOH Brands will not provide its brand development services to third parties, but may engage in joint ventures with third parties.

●	Content Creation. In the future, WOH Brands intends to create entertainment content for streaming services and other platforms in the entertainment and/or social media space. WOH Brands expects it could receive ad revenues, revenues for licensing, and/or revenues for sales of content to purchasers in this space.

●	Technology Development/Software. WOH Brands also intends to engage in technology and software related to social media, either through development of such technologies itself, or through acquiring such technologies from other companies. WOH Brands believes there are a number of areas in which there is opportunity for software to add value to companies in the social-media space. For example, WOH Brands believes that there is a need for software that provides analytic capabilities and generates predictive outcomes for returns on social-media promotional spends on specific influencers. WOH Brands also believes there are opportunities for competition with certain existing social media platforms. WOH Brands intends to either develop internally or acquire such software and/or technologies, which it plans to subsequently license, sell, or otherwise monetize to generate revenues.

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Industry Overview and Market Opportunity

Social Media and Influencer Marketing and Promotion

Around the world, marketing is a key strategy for brands to obtain exposure, achieve better recall, communicate themes and drive increased consumer engagement. Globally, in 2018, there was an estimated spend of $66 billion on sponsorships, up from $43 billion in 2008, according to Statista 2019-Worldwide; IEG; 2007 to 2017. As for the overall advertising landscape, Zenith estimated that global advertising spending reached $579 billion in 2018, and will grow at a CAGR of 4% through 2020.

Advertising has shifted significantly more towards social media over the last few years, and social media influencers who are the primary form of ad distribution is highly disorganized. One of the most important aspects of building a company or launching a product is social media marketing. According to an article titled “Global social media research summary July 2020” by Smart Insights dated August 3, 2020, during the COVID-19 Pandemic, social media experienced a 43% increase in usage. According to an article titled “55 critical social media statistics to fuel your 2020 strategy” published by SproutSocial dated January 7, 2020, the amount spent on advertising over social media will likely reach $102 billion by 2020.

According to a Business Insider Intelligence report titled “Influencer Marketing: State of the social media influencer market in 2020” published in December 2019, influencer marketing spending has grown significantly since 2015 and is expected to reach $15 billion annually by 2022. According to the same source, currently 66% of companies spend over 10% of their marketing spend on influencer marketing and 17% of companies allocate more than 50% of their marketing spend on influencer marketing and the percentage is expected to grow as more companies become comfortable with the channel. Also according to the same source, companies surveyed about influencer marketing noted that content quality, aligned target audience demographic and engagement rate were the three most important determinants in choosing influencer partners and that the two most important goals for influencer marketing based on survey responses were increasing brand awareness and reaching new audiences in order to expand their existing customer base.

We intend to capitalize on this growing social media-based and influencer advertising spend, utilizing its Clubhouse influencers to attract advertisers directly, as well as generating business for Creators, for which it will receive compensation via its Management Agreements.

Apparel

The United States apparel market was valued at approximately 368 billion U.S. dollars as of 2019. Store-based retailing was valued at over 268 billion U.S., while e-commerce brought in over 100 million U.S. dollars of revenue. As the internet increasingly influences social and economic activities, the e-commerce market for retail goods is expected to grow steadily. Our core customer demographic is anywhere from 12 to 30 year old women and men.

Competition

We face competition from a variety of companies in the different areas in which we operate. We face competition from similar influencer houses to the Clubhouse, such as Hype House and Glam House. While we do not generate revenue directly from the Clubhouses, the Clubhouses enable us to attract quality, popular, talented influencers in the social media industry, which we consider to be out primary asset that enables to a significant degree the various business operations of the Company.

As a talent management company, we compete against other talent management companies that are specific to the social-media influencer space, such as IZEA and Viral Nation. We compete with these other companies on the basis of our brand name, reputation for access to industry participants and desirable projects, as well as pricing.

For our brands and products, we currently compete primarily with other specialty retailers, higher-end department stores and Internet businesses that engage in the retail sale of women’s and men’s apparel, accessories and similar merchandise targeting customers aged 12 to 30. We believe the principal basis upon which we compete are design, quality, and price. We believe that our primary competitive advantage is high visibility, which we can achieve through our network of Clubhouse influencers.

In the future, we expect to compete with other content-creators for placement on streaming services and other content platforms, with technology and software companies in the social media space, and with companies making lifestyle and/or beauty products marketed to social media audiences.

We seek to effectively compete with such competitors by out-scaling our competition, focusing on in-house business infrastructure and providing superior support and management services for our Clubhouse influencers. We strive to have more physical locations than other influencer-house networks, and we are not aware of any other company that is combining the various business aspects that we engage in under one umbrella. In addition, we believe the experience of our management team provides us with a significant advantage in the social-media influencer business, as participants in this space have traditionally lacked the business experience that our executive management team possesses, which we intend to use to our advantage. We seek to, but may not be able to, effectively compete with such competitors.

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Customers

Our customers include its influencer-clients, or Creators (through Doiyen), companies that contract directly with us (through Doiyen) for paid promotion, and the consumers that purchase our products (through WOH Brands).

Doiyen and its Creators have already worked with a number of notable brands, including, but not limited to, Fashion Nova, Spotify, Halo Top, Revolve and Benefit. WOH Brands has only recently launched Richwife and has made minimal sales to date directly to consumers through its website.

Sales and Marketing

We generally attract clients through our social media presence across various platforms, including YouTube, Instagram, and TikTok.

As a respected name in the social-media influencer industry, we are often approached by influencers who want us to represent them (through Doiyen), or want to live in one of our Clubhouses. We also scout for up-and-coming talented influencers on various social media platforms, who we then attempt to engage as clients.

For paid promotion, we generally receive inbound inquiries for promotional opportunities from companies looking to promote their brands or products. Doiyen also has a sales team to reach out to specific brands that we believe fits a specific influencer’s style, which is another way we generate business.

All products that we sell are marketed through our Clubhouse team of influencers, who provide promotion and marketing social-medial posts on our behalf as part of the terms of their living arrangements in the Clubhouses.

Government Regulation

We are subject to various federal, state and local laws, both domestically and internationally, governing matters such as:

●	licensing laws for talent management companies, such as California’s Talent Agencies Act;
●	licensing, permitting and zoning;
●	health, safety and sanitation requirements;
●	harassment and discrimination, and other similar laws and regulations;
●	compliance with the Foreign Corrupt Practices Act (“FCPA”) and similar regulations in other countries;
●	data privacy and information security;
●	marketing activities;
●	environmental protection regulations;
●	imposition by the U.S. and/or foreign countries of trade restrictions, restrictions on the manner in which content is currently licensed and distributed and ownership restrictions;
●	government regulation of the entertainment industry.

We monitor changes in these laws and believe that we are in material compliance with applicable laws and regulations. See “Risk Factors—Risks Related to Our Business—We are subject to extensive U.S. and foreign governmental regulations, and our failure to comply with these regulations could adversely affect our business.”

Our Clubhouses are subject to building and health codes and fire regulations imposed by the state and local governments in the jurisdictions in which they are located. In addition, our U.S. Clubhouses are subject to the U.S. Americans with Disabilities Act of 1990 which require us to maintain certain accessibility features at each of the facilities.

Our entertainment and content businesses are also subject to certain regulations applicable to our use of Internet web sites and mobile applications such as Tik Tok, Instagram and YouTube. We maintain various web sites and mobile applications that provide information and content regarding our businesses and offer merchandise for sale. The operation of these web sites and applications may be subject to a range of federal, state and local laws.

Due to our involvement in products, we are subject to laws governing advertising and promotions, privacy laws, safety regulations, consumer protection regulations and other laws that regulate retailers and govern the promotion and sale of merchandise. We monitor changes in these laws and believe that we are in material compliance with applicable laws.

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Intellectual Property

We currently do not own any patents, trademarks or any other intellectual property at this time.

We filed a trademark application on April 7, 2020, with the United States Patent and Trademark Office (“USPTO”) under Application Serial No. 88861879 for the mark:

On June 25, 2020, the USPTO informed us that it was refusing the registration of the mark because of a likelihood of confusion with another active trademark, and advised us that we had 6 months to reply and to submit evidence and arguments in support of registration of the mark. We plan to reply to the USPTO and to submit evidence and arguments in support of registration of the mark, however, there can be no assurance that our application will be approved as planned or at all.

We also plan to submit a trademark application for Richwife to the USPTO, however there can be no assurance that our application will be granted as planned, or at all.

Employees

We currently have one full time employee, which is our Chief Executive Officer, Amir Ben-Yohanan. We contract with a number of consultants that assist in various aspects of our operations.

Organizational History of the Company

Tongji Healthcare Group, Inc. was incorporated under the laws of the State of Nevada on December 19, 2006 by Nanning Tongji Hospital, Inc. (“NTH”). On the same day, Tongji, Inc., a wholly owned subsidiary of the Company, was incorporated in the State of Colorado. Tongji Inc. was later dissolved on March 25, 2011.

NTH was established in Nanning in the province of Guangxi of the People’s Republic of China (“PRC” or “China”) by the Nanning Tongji Medical Co. Ltd. and an individual on October 30, 2003.

NTH was a designated hospital for medical insurance in the city of Nanning and Guangxi province with 105 licensed beds. NTH specializes in the areas of internal medicine, surgery, gynecology, pediatrics, emergency medicine, ophthalmology, medical cosmetology, rehabilitation, dermatology, otolaryngology, traditional Chinese medicine, medical imaging, anesthesia, acupuncture, physical therapy, health examination, and prevention.

On December 27, 2006, Tongji Inc. acquired 100% of the equity of NTH pursuant to an Agreement and Plan of Merger, pursuant to which NTH became a wholly owned subsidiary of Tongji Inc. Pursuant to the Agreement and Plan of Merger, the Company issued 15,652,557 shares of Common Stock to the shareholders of NTH in exchange for 100% of the issued and outstanding shares of common stock of NTH. The acquisition of NTH was accounted for as a reverse acquisition under the purchase method of accounting since the shareholders of NTH obtained control of the entity. Accordingly, the reorganization of the two companies was recorded as a recapitalization of NTH, with NTH being treated as the continuing operating entity. The Company, through NTH, thereafter operated the hospital, until the Company eventually sold NTH, as described below.

Effective December 31, 2017, under the terms of a Bill of Sale, the Company agreed to sell, transfer convey and assign forever all of its rights, title and interest in its equity ownership interest in its subsidiary, NTH, to Placer Petroleum Co., LLC. Pursuant to the Bill of Sale, consideration for this sale, transfer conveyance and assignment is Placer Petroleum Co, LLC assuming all assets and liabilities of NTH as of December 31, 2017. As a result of the Bill of Sale, the related assets and liabilities of Nanning Tongji Hospital, Inc. was reported as discontinued operations effective December 31, 2017. Thereafter, the Company had minimal operations.

On May 20, 2019, pursuant to Case Number A-19-793075-P, Nevada’s 8th Judicial District, Business Court entered and Order Granting Application of Joseph Arcaro as Custodian of Tongji Healthcare Group, Inc. pursuant to NRS 78.347(1)(b), pursuant to which Joseph Arcaro was appointed custodian of the Company and given authority to reinstate the Company with the State of Nevada under NRS 78.347. On May 23, 2019, Joseph Arcaro filed a Certificate of Reinstatement of the Company with the Secretary of State of the State of Nevada. In addition, on May 23, 2019, Joseph Arcaro filed an Annual List of the Company with the Secretary of State of the State of Nevada, designating himself as President, Secretary, Treasurer and Director of the Company for the filing period of 2017 to 2019. On November 13, 2019, Mr. Arcaro filed a Motion to Terminate Custodianship of Tongji Healthcare Group, Inc. pursuant to NRS 78.650(4) with the District Court in Clark County Nevada. On December 6, 2019, the court granted Mr. Arcaro’s motion, and the custodianship was terminated.

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Effective May 29, 2020, Joseph Arcaro, the Chief Executive Officer, President, Secretary, Treasurer and sole director of the Company and the beneficial owner, through his ownership of Algonquin Partners Inc. (“Algonquin”), of 65% of the Company’s Common Stock, entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) by and among West of Hudson Group, Inc., the Company, Algonquin, and Mr. Arcaro. Pursuant to the terms of the SPA, WOHG agreed to purchase, and Algonquin agreed to sell, 30,000,000 shares of the Company’s Common Stock in exchange for payment by WOHG to Algonquin of $240,000 (the “Stock Purchase”). The Stock Purchase closed on June 18, 2020, resulting in a change of control of the Company.

On July 7, 2020, the Company amended its articles of incorporation whereby it increased its authorized capital stock to 550,000,000 shares, comprised of 500,000,000 shares of Common Stock, par value $0.001 per share, and 50,000,000 shares of preferred stock, par value $0.001 per share.

On November 2, 2020, the Company filed a Certificate of Amendment with the Secretary of State of the State of Nevada. The sole purpose of this amendment was to amend the articles of incorporation, as amended, of the Company to change the Company’s name from “Tongji Healthcare Group, Inc.” to “Clubhouse Media Group, Inc.” The amendment has an effective date with the State of Nevada of November 20, 2020. The Company has filed an Issuer Company-Related Action Notification Form with the Financial Industry Regulatory Authority (“FINRA”) regarding the name change. The name change will not be effective until FINRA completes its review of the name change. There can be no assurance that FINRA will process its review of the name change as planned, or at all.

WOHG was incorporated on May 19, 2020 under the laws of the State of Delaware. On November 12, 2020, pursuant to the closing of the Share Exchange Agreement, the Company acquired WOHG, and WOHG thereafter became a wholly owned subsidiary of the Company, and the business of WOHG became the business of the Company going forward.

Corporate Information

Our principal executive offices are located at 3651 Lindell Road, D517, Las Vegas, Nevada 89103, and our telephone number is (702) 479-3016.

RISK FACTORS

Material factors that may adversely affect our business and operations are summarized below. The risks and uncertainties described herein may not be the only ones we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business. See “Disclosure Regarding Forward-Looking Statements” above.

Risks Related to Our Business and Industry

We are an early stage company with a limited operating history. Such limited operating history may not provide an adequate basis to judge our future prospects and results of operations.

We have limited experience and a limited operating history in which to assess its future prospects as a company. In addition, the market for our products and services is highly competitive. If we fail to successfully develop and offer our products and services in an increasingly competitive market, we may not be able to capture the growth opportunities associated with them or recover our development and marketing costs, and our future results of operations and growth strategies could be adversely affected. Our limited history may not provide a meaningful basis for investors to evaluate our business, financial performance, and prospects.

We may fail to successfully execute our business plan.

Our shareholders may lose their entire investment if we fail to execute our business plan. Our prospects must be considered in light of the following risks and uncertainties, including but not limited to, competition, the erosion of ongoing revenue streams, the ability to retain experienced personnel and general economic conditions. We cannot guarantee that we will be successful in executing our business plan. If we fail to successfully execute our business plan, we may be forced to cease operations, in which case our shareholders may lose their entire investment.

Since inception, we have experienced losses, and may have to further reduce our costs by curtailing future operations to continue as a business.

Since our inception, we have had operating losses and our cash flow has been inadequate to support our ongoing operations. Our ability to fund our capital requirements out of our available cash and cash generated from our operations depends on a number of factors, including our ability to gain interest in our products and services and continue growing our existing operations and our ability to raise funds as needed. If we cannot continue to generate positive cash flow from operations, we will have to reduce our costs and try to raise working capital from other sources. These measures could materially and adversely affect our ability to execute our operations and expand our business.

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Our auditors have indicated that there is substantial doubt about our ability to continue as a going concern.

Our financial statements have been prepared assuming that we will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business.

WOHG had a net loss of $983,209 for the period from January 2, 2020 to June 30, 2020. These factors among others raise substantial doubt about our ability to continue as a going concern. While we are attempting to commence operations and generate revenues, our cash position may not be significant enough to support our daily operations. Management intends to raise additional funds by way of a public or private offering. Management believes that the actions presently being taken to further implement our business plan and generate revenues provide the opportunity for us to continue as a going concern. While we believe in the viability of our strategy to generate revenues and in our ability to raise additional funds, there can be no assurances to that effect. Our ability to continue as a going concern is dependent upon our ability to further implement our business plan and generate revenues. The WOHG financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern. As of June 30, 2020, WOHG had negative working capital of $0, an accumulated deficit of $1,120,229, and a stockholders’ deficit of $0. As of December 31, 2019, WOHG had negative working capital of $46,241, an accumulated deficit of $1,119,929, and a stockholders’ deficit of $46,241. Our ability to continue as a going concern ultimately is dependent on management’s ability to obtain equity or debt financing, attain further operating efficiencies, and achieve profitable operations.

On November 12, 2020, pursuant to the closing of the Share Exchange Agreement, the Company acquired WOHG, and WOHG thereafter became a wholly owned subsidiary of the Company, and the business of WOHG became the business of the Company going forward. As at December 31, 2019, prior to the acquisition of WOHG, the Company had an accumulated deficit of $1,119,929 and did not have sufficient working capital to enable it to carry out its plan of operation for the next twelve months.

The Company may suffer from lack of availability of additional funds.

We expect to have ongoing needs for working capital in order to fund operations and to continue to expand our operations. To that end, we will be required to raise additional funds through equity or debt financing. However, there can be no assurance that we will be successful in securing additional capital on favorable terms, if at all. If we are successful, whether the terms are favorable or unfavorable, there is a potential that we will fail to comply with the terms of such financing, which could result in severe liability for our Company. If we are unsuccessful, we may need to (a) initiate cost reductions; (b) forego business development opportunities; (c) seek extensions of time to fund liabilities, or (d) seek protection from creditors. In addition, any future sale of our equity securities would dilute the ownership and control of your shares and could be at prices substantially below prices at which our shares currently trade. Our inability to raise capital could require us to significantly curtail or terminate our operations altogether. We may seek to increase our cash reserves through the sale of additional equity or debt securities. The sale of convertible debt securities or additional equity securities could result in additional and potentially substantial dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations and liquidity. In addition, our ability to obtain additional capital on acceptable terms is subject to a variety of uncertainties.

In addition, if we are unable to generate adequate cash from operations, and if we are unable to find sources of funding, it may be necessary for us to sell all or a portion of our assets, enter into a business combination, or reduce or eliminate operations. These possibilities, to the extent available, may be on terms that result in significant dilution to our shareholders or that result in our shareholders losing all of their investment in our Company.

The ability of our Chief Executive Officer, Amir Ben-Yohanan, to control our business may limit or eliminate minority stockholders’ ability to influence corporate affairs.

Voting control of the Company is held by our Chief Executive Officer, Mr. Ben-Yohanan through his ownership of one share of Series X preferred stock. This share of Series X preferred stock has a number of votes at any time equal to (i) the number of votes then held or entitled to be made by all other equity or debt securities of the Company, or pursuant to any other agreement, contract or understanding of the Company, plus one. Because of this voting control, Mr. Ben-Yohanan is in a position to significantly influence membership of our board of directors, as well as all other matters requiring stockholder approval. The interests of our Chief Executive Officer may differ from the interests of other stockholders with respect to the issuance of shares, business transactions with or sales to other companies, selection of other officers and directors and other business decisions. The minority stockholders will have no way of overriding decisions made by our Chief Executive Officer.

The Company is not a party to certain of the leases for its Clubhouse properties, and therefore, is subject to the risk of those leases being terminated or altered without its consent.

The Company is not listed as the tenant on the lease agreements for each of Not a Content House – Bel Air and Clubhouse BH. Instead, the Company’s Chief Executive Officer, Mr. Ben-Yohanan, is listed as the tenant of these properties pursuant the lease agreements for these houses. While Mr. Ben-Yohanan intends to assign these leases to the Company in the future, there is a possibility that Mr. Ben-Yohanan may not assign these leases in the near term, or at all. If Mr. Ben-Yohanan were to depart the Company, pursuant to a disagreement or otherwise, before assigning these lease agreements to the Company, Mr. Ben-Yohanan could terminate these leases, or our right to inhabit these properties, without consent or notice to us. Such an event could materially harm our operating results, as well as our reputation within the influencer community, which is important to our ability to attract and retain talent.

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Our business is subject to fluctuations that are not predictable, which subjects our business to increase risks.

Our business is subject to fluctuations with respect to both our influencers and the number of followers on social media we are able to access through our influencers and our own social media channels. The influencers that live in our Clubhouses, in general, do not stay for long periods of time. Influencers are not required by contract to live in our Clubhouses, and therefore may leave at any point. While we will still generate income from our influencers with which we have entered into Management Agreements regardless of whether such influencers live in our Clubhouses or not, either party may terminate the Management Agreement upon 30 days’ notice without cause. As such, our roster of Clubhouse influencers can change rapidly and significantly, which also affects the number of social media followers we can access, which we believe is a material factor in our ability to generate revenues. For example, as of January 19, 2021, at least one of our Clubhouse influencers has over 10 million followers. If this influencer were to leave our Clubhouse, we would immediately lose access to those followers through our Creator Occupancy Agreement. While we always seek to fill openings in our Clubhouses quickly, there is no guarantee we will be able to do so, or to fill such openings with influencers with an equal number of followers that the previous occupant-influencer had. Further, followers on social media in general often fluctuate significantly due to external factors that are not predictable. The unexpected loss of one or more of our influencers and/or a reduction in the number of ours or our influencers’ followers could have a negative impact on our business.

Changes in public and consumer tastes and preferences and industry trends could reduce demand for our services and content offerings and adversely affect our business.

Our ability to generate revenues is highly sensitive to rapidly changing consumer preferences and industry trends, as well as the popularity of the talent, brands and owners of intellectual property we represent, and the assets we own. Our success depends on our influencers’ ability to create quality content through popular social media channels that meet the changing preferences of the broad consumer market and respond to competition from an expanding array of choices facilitated by technological developments in the delivery of content. Our operations and revenues are affected by consumer tastes and entertainment trends, which are unpredictable and subject to change and may be affected by changes in the social and political climate. Changes in consumers’ tastes or a change in the perceptions of our business partners, whether as a result of the social and political climate or otherwise, could adversely affect our operating results. Our failure to avoid a negative perception among consumers or anticipate and respond to changes in consumer preferences, including in the form of content creation or distribution, could result in reduced demand for our product and/or content offerings, or a reduced social media followings and business opportunities for our Creators, which could have an adverse effect on our business, financial condition and results of operations.

Our ability to create popular, social media-based entertainment content is increasingly important to the success of our business and our ability to generate revenues. The production of entertainment content is inherently risky because the revenues we derive from various sources primarily depend on our ability to reach large audiences and satisfy consumer tastes and expectations in a consistent manner. The popularity of our content and owned assets is affected by our ability to maintain or develop strong brand awareness and target key audiences, the sources and nature of competing content offerings, the time and manner in which consumers acquire and view some of our entertainment products and the options available to advertisers for reaching their desired audiences. Consumer tastes change frequently and it is a challenge to anticipate what offerings will be successful at any point in time. We invest substantial capital in our content and owned assets, including in the creation of original content, before learning the extent to which it will achieve popularity with consumers. A lack of popularity of these, our other content offerings or our owned assets, as well as labor disputes, unavailability of a star performer, equipment shortages, cost overruns, disputes with production teams or adverse weather conditions, could have an adverse effect on our business, financial condition and results of operations.

Our ability to generate revenue from discretionary and corporate spending, such as corporate sponsorships and advertising, is subject to many factors, including many that are beyond our control.

Our business depends on discretionary consumer and corporate spending. Many factors related to corporate spending and discretionary consumer spending, including economic conditions affecting disposable consumer income such as unemployment levels, fuel prices, interest rates, changes in tax rates and tax laws that impact companies or individuals and inflation can significantly impact our operating results. While consumer and corporate spending may decline at any time for reasons beyond our control, the risks associated with our businesses become more acute in periods of a slowing economy or recession, which may be accompanied by reductions in corporate sponsorship and advertising. During periods of reduced economic activity, many consumers have historically reduced their discretionary spending and advertisers have reduced their sponsorship and advertising expenditures, which can result in a reduction in sponsorship opportunities. There can be no assurance that consumer and corporate spending will not be adversely impacted by current economic conditions, or by any future deterioration in economic conditions, thereby possibly impacting our operating results and growth. A prolonged period of reduced consumer or corporate spending could have an adverse effect on our business, financial condition and results of operations.

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We may not be able to adapt to or manage new content distribution platforms or changes in consumer behavior resulting from new technologies.

We must successfully adapt to and manage technological advances in our industry, including the emergence of alternative social media platforms. If we are unable to adopt or are late in adopting technological changes and innovations, it may lead to a loss of consumers viewing our content, and a corresponding reduction in revenues from advertisers. It may also lead to a reduction in ours or our Creators’ ability to monetize new platforms. Our ability to effectively generate revenue from new content distribution platforms and viewing technologies will affect our ability to maintain and grow our business. Emerging forms of content distribution may provide different economic models and compete with current distribution methods (such as Instagram and TikTok) in ways that are not entirely predictable, which could reduce demand for promotional posts by our team of influencers. We must also adapt to changing consumer behavior driven by advances in technology. If we fail to adapt our distribution methods and content to emerging technologies and new distribution platforms, our ability to generate revenue from our targeted audiences may decline and could result in an adverse effect on our business, financial condition and results of operations.

Because our success depends substantially on our ability to maintain a professional reputation, adverse publicity concerning us, one of our businesses, our Creators or our key personnel could adversely affect our business.

Our professional reputation is essential to our continued success and any decrease in the quality of our reputation could impair our ability to, among other things, recruit and retain qualified and experienced talent managers and other key personnel, retain or attract Creators, and retain or attract advertisers, purchasers of our products, (i.e. our customers). Our overall reputation may be negatively impacted by a number of factors, including negative publicity concerning us, members of our management, our Creators, our customers, and other key personnel. Any adverse publicity relating to such individuals or entities that we employ or represent, or to our Company, including from reported or actual incidents or allegations of illegal or improper conduct, such as harassment, discrimination or other misconduct, could result in significant media attention, even if not directly relating to or involving the Company, and could have a negative impact on our professional reputation, potentially resulting in termination of contracts, our inability to attract new customer or client relationships, or the loss or termination of such employees’ services, all of which could adversely affect our business, financial condition and results of operations. Our professional reputation could also be impacted by adverse publicity relating to one or more of our owned or majority owned brands or businesses.

We depend on the relationships of our talent managers and other key personnel with clients across many categories, including fashion, music, digital, and sponsorship.

We depend heavily upon relationships that our talent managers and other key personnel have developed with our influencer-clients, as well as our corporate customers that utilize our team of influencers for advertising and paid promotion. The personal relationships that our talent managers, influencers, and other key personnel have developed with brands and other key business contacts help us to secure access to sponsorships, endorsements, professional contracts, events and other opportunities for our Creators, which is critical to our success. Due to the importance of those contacts to us, a substantial deterioration in these relationships, or substantial loss of talent managers or other key personnel who maintain these relationships, could adversely affect our business. In particular, our talent management business is dependent upon the highly personalized relationships between our team at Doiyen and their Creators – i.e. the influencers with whom we contract with and represent. A substantial deterioration in the team managing a client may result in a deterioration in our relationship with, or the loss of, the clients represented by that manager. The substantial loss of multiple talent managers could have an adverse effect on our business, financial condition and results of operations. Our talent managers and other key personnel are not party to long-term contracts and, in any event, can leave our Company with little or no notice. We can give no assurance that all or any of these individuals will remain with us or will retain their associations with key business contacts.

Our success depends, in part, on our continuing ability to identify, recruit and retain qualified and experienced talent managers. If we fail to recruit and retain suitable talent managers or if our relationships with our talent managers change or deteriorate, it could adversely affect our business.

Our success depends, in part, upon our continuing ability to identify, recruit and retain qualified and experienced talent managers. There is great competition for qualified and experienced talent managers in the social media industry, and we cannot assure you that we will be able to continue to hire or retain a sufficient number of qualified persons to meet our requirements, or that we will be able to do so under terms that are economically attractive to us. Any failure to retain certain talent managers could lead to the loss of sponsorship and other engagements and have an adverse effect on our business, financial condition and results of operations.

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Our failure to identify, sign and retain influencer-clients could adversely affect our business.

We derive substantial revenue from the engagements, sponsorships, and branding deals entered into by our influencer-clients. We depend on identifying, signing and retaining as clients those influencers with significant social media followings, that are deemed to be favorable candidates for companies to utilize for advertising, promotion, and branding. Our competitive position is dependent on our continuing ability to attract, develop and retain such clients whose work is likely to achieve a high degree of value and recognition as well as our ability to provide such clients with sponsorships, endorsements, professional contracts, productions, events and other opportunities. Our failure to attract and retain these clients, an increase in the costs required to attract and retain such clients, or an untimely loss or retirement of these clients could adversely affect our financial results and growth prospects. We have not entered into written agreements with many of the clients we represent. These clients may decide to discontinue their relationship with us at any time and without notice. In addition, the clients with whom we have entered into written contracts may choose not to renew their contracts with us on reasonable terms or at all or they may breach or seek to terminate these contracts. If any of our clients decide to discontinue their relationships with us, whether they are under a contract or not, we may be unable to recoup costs expended to develop and promote them and our financial results may be adversely affected. Further, the loss of such clients could lead other of our clients to terminate their relationships with us.

The markets in which we operate are highly competitive, both within the United States and internationally.

We face competition from a variety of other domestic and foreign companies. We face competition from alternative providers of the content, services, and products we and our Creators offer and from other forms of entertainment in a rapidly changing and increasingly fragmented marketplace. There are other companies and individuals currently providing similar products and services as us in the social media influencer industry. Our competitors include, but are not limited to, Hype House, Glam House and any other social media influencer collectives and/or talent management companies specializing in representing influencers, each of which may have greater financial and other resources than us. We may be unable to successfully compete with these competitors, and may expend significant resources without success. Further, any increased competition, which may not be foreseeable, or our failure to adequately address any competitive factors, could result in reduced demand for our content, clients or key brands, which could have an adverse effect on our business, financial condition and results of operations.

We rely on technology, such as our information systems, to conduct our business. Failure to protect our technology against breakdowns and security breaches could adversely affect our business.

We rely on technology, such as our information systems and social media platforms, to conduct our business. This technology is vulnerable to service interruptions and security breaches from inadvertent or intentional actions by our employees, partners and vendors, or from attacks by malicious third parties. Such attacks are of ever-increasing levels of sophistication and are made by groups and individuals with a wide range of motives and expertise, including organized criminal groups, “hacktivists,” nation states and others. The techniques used to breach security safeguards evolve rapidly, and they may be difficult to detect for an extended period of time, and the measures we take to safeguard our technology may not adequately prevent such incidents.

While we have taken steps to protect our confidential and personal information and invested in information technology, there can be no assurance that our efforts will prevent service interruptions or security breaches in our systems or the unauthorized or inadvertent wrongful use or disclosure of confidential information. Such incidents could adversely affect our business operations, reputation and client relationships. Any such breach would require us to expend significant resources to mitigate the breach of security and to address matters related to any such breach, including the payment of fines. Although we maintain an insurance policy that covers data security, privacy liability and cyber-attacks, our insurance may not be adequate to cover losses arising from breaches or attacks on our systems. We also may be required to notify regulators about any actual or perceived personal data breach as well as the individuals who are affected by the incident within strict time periods.

In addition, our use of social media presents the potential for further vulnerabilities. For instance, we may be subject to boycotts, spam, spyware, ransomware, phishing and social engineering, viruses, worms, malware, DDOS attacks, password attacks, man-in-the-middle attacks, cybersquatting, impersonation of employees or officers, abuse of comments and message boards, fake reviews, doxing and swatting. While we have internal policies in place to protect against these vulnerabilities, we can make no assurances that we will not be adversely affected should one of these events occur.

The commercial success of our products is dependent, in part, on factors outside our control.

The commercial success of our products is dependent upon unpredictable and volatile factors beyond our control, such as the success of our competitors’ products. Our failure to attract market acceptance and a sustainable competitive advantage over our competitors would materially harm our business.

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We will be attempting to launch brands in new markets and with new products. Our inability to effectively execute our business plan in relation to these new brands could negatively impact our business.

We are attempting launch new product brands into markets in which we have no experience offering products. Launching new products into new markets is risky, and requires extensive marketing and business expertise. There can be no assurances we will have the capital, personnel resources, or expertise to be successful in launching these new business efforts.

Our acquisition strategy creates risks for our business.

We expect that we will pursue acquisitions of other businesses, assets or technologies to grow our business. We may fail to identify attractive acquisition candidates or we may be unable to reach acceptable terms for future acquisitions. We might not be able to raise enough cash to compete for attractive acquisition targets. If we are unable to complete acquisitions in the future, our ability to grow our business at our anticipated rate will be impaired.

We may pay for acquisitions by issuing additional shares of our Common Stock, which would dilute our shareholders, or by issuing debt, which could include terms that restrict our ability to operate our business or pursue other opportunities and subject us to meaningful debt service obligations. We may also use significant amounts of cash to complete acquisitions. To the extent that we complete acquisitions in the future, we likely will incur future depreciation and amortization expenses associated with the acquired assets. We may also record significant amounts of intangible assets, including goodwill, which could become impaired in the future. Acquisitions involve numerous other risks, including:

●	difficulties integrating the operations, technologies, services and personnel of the acquired companies;

●	challenges maintaining our internal standards, controls, procedures and policies;

●	diversion of management’s attention from other business concerns;

●	over-valuation by us of acquired companies;

●	litigation resulting from activities of the acquired company, including claims from terminated employees, customers, former shareholders and other third parties;

●	insufficient revenues to offset increased expenses associated with the acquisitions and unanticipated liabilities of the acquired companies;

●	insufficient indemnification or security from the selling parties for legal liabilities that we may assume in connection with our acquisitions;

●	entering markets in which we have no prior experience and may not succeed;

●	risks associated with foreign acquisitions, such as communication and integration problems resulting from geographic dispersion and language and cultural differences, compliance with foreign laws and regulations and general economic or political conditions in other countries or regions;

●	potential loss of key employees of the acquired companies; and

●	impairment of relationships with clients and employees of the acquired companies or our clients and employees as a result of the integration of acquired operations and new management personnel.

Our management team’s attention may be diverted by acquisitions and searches for new acquisition targets, and our business and operations may suffer adverse consequences as a result.

Mergers and acquisitions are time intensive, requiring significant commitment of our management team’s focus and resources. If our management team spends too much time focused on acquisitions or on potential acquisition targets, our management team may not have sufficient time to focus on our existing business and operations. This diversion of attention could have material and adverse consequences on our operations and our ability to be profitable.

We may be unable to scale our operations successfully.

Our growth strategy will place significant demands on our management and financial, administrative and other resources. Operating results will depend substantially on the ability of our officers and key employees to manage changing business conditions and to implement and improve our financial, administrative and other resources. If the Company is unable to respond to and manage changing business conditions, or the scale of its operations, then the quality of its services, its ability to retain key personnel, and its business could be harmed.

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The current outbreak of the coronavirus may have a negative effect on our ability to conduct our business and operations and may also cause an overall decline in the economy as a whole and could materially harm our Company.

If the current outbreak of the coronavirus continues to grow, the effects of such a widespread infectious disease and epidemic may inhibit our ability to conduct our business and operations and could materially harm our Company. The coronavirus may cause us to have to reduce operations as a result of various lock-down procedures enacted by the local, state or federal government, which could restrict the movement of our influencers outside of or within a specific Clubhouse or even effect the influencer’s ability to create content. The coronavirus may also cause a decrease in advertising spending by companies as a result of the economic turmoil resulting from the spread of the coronavirus and thereby having a negative effect on our ability to generate revenue from advertising. Further, if there is a spread of the coronavirus within any of our Clubhouses, it may cause an inability for our content creators to create and post content and could potentially cause a specific Clubhouse location to be entirely quarantined. Additionally, we may encounter negative publicity or a negative public reaction when creating and posting certain content while a coronavirus related lockdown is enacted. The continued coronavirus outbreak may also restrict our ability to raise funding when needed and may also cause an overall decline in the economy as a whole. The specific and actual effects of the spread of coronavirus are difficult to assess at this time as the actual effects will depend on many factors beyond the control and knowledge of the Company. However, the spread of the coronavirus, if it continues, may cause an overall decline in the economy as a whole and also may materially harm our Company.

Economic conditions or changing consumer preferences could adversely impact our business.

A downturn in economic conditions in one or more of the Company’s markets could have a material adverse effect on our results of operations, financial condition, business and prospects. Although we attempt to stay informed of government and customer trends, any sustained failure to identify and respond to trends could have a material adverse effect on our results of operations, financial condition, business and prospects.

The requirements of remaining a public company may strain our resources and distract our management, which could make it difficult to manage our business.

We are required to comply with various regulatory and reporting requirements, including those required by the SEC. Complying with these reporting and other regulatory requirements are time-consuming and expensive and could have a negative effect on our business, results of operations and financial condition.

Our intellectual property rights are valuable, and if we are unable to protect them or are subject to intellectual property rights claims, our business may be harmed.

The content created by Clubhouse influencers, including the rights related to that content, are important assets for us, as is the “Clubhouse” name. We do not hold any patents protecting our intellectual property, and we have only filed a trademark application for “The Clubhouse” recently, which has not yet been granted as of the date hereof. Various events outside of our control pose a threat to our intellectual property rights as well as to our business. Regardless of the merits of the claims, any intellectual property claims could be time-consuming and expensive to litigate or settle. In addition, if any claims against us are successful, we may have to pay substantial monetary damages or discontinue any of our practices that are found to be in violation of another party’s rights. We also may have to seek a license to continue such practices, which may significantly increase our operating expenses or may not be available to us at all. Also, the efforts we have taken to protect our proprietary rights may not be sufficient or effective. Any significant impairment of our intellectual property rights could harm our business or our ability to compete.

We are required to comply with certain provisions of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”) and if we fail to continue to comply, our business could be harmed, and the price of our securities could decline.

Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act require an annual assessment of internal control over financial reporting, and for certain issuers an attestation of this assessment by the issuer’s independent registered public accounting firm. The standards that must be met for management to assess the internal control over financial reporting as effective are evolving and complex, and require significant documentation, testing, and possible remediation to meet the detailed standards. We expect to incur significant expenses and to devote resources to Section 404 compliance on an ongoing basis. It is difficult for us to predict how long it will take or costly it will be to complete the assessment of the effectiveness of our internal control over financial reporting for each year and to remediate any deficiencies in our internal control over financial reporting. As a result, we may not be able to complete the assessment and remediation process on a timely basis. In the event that our Chief Executive Officer or Chief Financial Officer determines that our internal control over financial reporting is not effective as defined under Section 404, we cannot predict how regulators will react or how the market prices of our securities will be affected; however, we believe that there is a risk that investor confidence and the market value of our securities may be negatively affected.

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We are subject to extensive U.S. and foreign governmental regulations, and our failure to comply with these regulations could adversely affect our business.

Our operations are subject to federal, state and local laws, statutes, rules, regulations, policies and procedures in the United States and around the world, which are subject to change at any time, governing matters such as:

●	licensing laws for talent agencies, such as California’s Talent Agencies Act;

●	licensing, permitting and zoning requirements for operation of our Clubhouses;

●	health, safety and sanitation requirements;

●	harassment and discrimination, and other labor and employment laws and regulations;

●	compliance with the U.S. Americans with Disabilities Act of 1990;

●	compliance with the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”) and similar regulations in other countries, which prohibit U.S. companies and their intermediaries from engaging in bribery or other prohibited payments to foreign officials and require companies to keep books and records that accurately and fairly reflect the transactions of the company and to maintain an adequate system of internal accounting controls;

●	compliance with applicable antitrust and fair competition laws;

●	compliance with international trade controls, including applicable import/export regulations, and sanctions and international embargoes that may limit or restrict our ability to do business with specific individuals or entities or in specific countries or territories;

●	compliance with anti-money laundering and countering terrorist financing rules, currency control regulations, and statutes prohibiting tax evasion and the aiding or abetting of tax evasion;

●	marketing activities;

●	compliance with current and future privacy and data protection laws imposing requirements for the processing and protection of personal or sensitive information, including the GDPR and the E.U. e-Privacy Regulation;

●	compliance with cybersecurity laws imposing country-specific requirements relating to information systems and network design, security, operations, and use;

●	tax laws; and

●	imposition by foreign countries of trade restrictions, restrictions on the manner in which content is currently licensed and distributed or ownership restrictions.

Noncompliance with these laws could subject us to whistleblower complaints, investigations, sanctions, settlements, prosecution, other enforcement actions, disgorgement of profits, significant fines, damages, other civil and criminal penalties or injunctions, reputational harm, adverse media coverage, and other collateral consequences. Multiple or repeated failures by us to comply with these laws and regulations could result in increased fines or proceedings against us. If any subpoenas or investigations are launched, or governmental or other sanctions are imposed, or if we do not prevail in any possible civil or criminal litigation, our business, results of operations and financial condition could be materially harmed. In addition, responding to any action will likely result in a materially significant diversion of management’s attention and resources and significant defense costs and other professional fees. Enforcement actions and sanctions could further harm our business, results of operations and financial condition. While we attempt to conduct our business and operations in a manner that we believe to be in compliance with such laws and regulations, there can be no assurance that a law or regulation will not be interpreted or enforced in a manner contrary to our current understanding. In addition, the promulgation of new laws, rules and regulations could restrict or unfavorably impact our business, which could decrease demand for our services, reduce revenue, increase costs or subject us to additional liabilities.

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In some United States and foreign jurisdictions, we may have direct and indirect interactions with government agencies and state-affiliated entities in the ordinary course of our business. In the event that we fail to comply with the regulations of a particular jurisdiction, whether through our acts or omissions or those of third parties, we may be prohibited from operating in those jurisdictions, which could lead to a decline in various revenue streams in such jurisdictions, and could have an adverse effect on our business, financial condition and results of operations.

We are also required to comply with economic sanctions laws imposed by the United States or by other jurisdictions where we do business, which may restrict our transactions in certain markets, and with certain customers, business partners and other persons and entities. As a result, we are not permitted to, directly or indirectly (including through a third party intermediary), procure goods, services, or technology from, or engage in transactions with, individuals and entities subject to sanctions. While we believe we have been in compliance with sanctions requirements, there can be no guarantee that we will remain in compliance. Any violation of corruption or sanctions laws could result in fines, civil and criminal sanctions against us or our employees, prohibitions on the conduct of our business (e.g., debarment from doing business with International Development Banks and similar organizations) and damage to our reputation, which could have an adverse effect on our business, financial condition and results of operations.

We may be adversely affected by political tensions between the United States and China.

Political tensions between the United States and China have escalated due to, among other things, trade disputes, the COVID-19 outbreak and sanctions imposed by the U.S. Department of Treasury on certain officials of the Hong Kong Special Administrative Region and the central government of the PRC. On August 6, 2020 President Donald Trump issued an executive order requiring ByteDance to sell TikTok to an American company, or risk being banned in the United States entirely. While ByteDance ultimately complied with this executive order and TikTok was not banned in the United States, a ban of a social media platform on which our influencers have acquired significant followers, such as TikTok, would have a material adverse effect on our business, prospects, financial condition and results of operations. Furthermore, there have been recent media reports on deliberations within the U.S. government regarding potentially limiting or restricting China-based companies from accessing U.S. capital markets. If any legislation were to be enacted or any regulations were to be adopted along these lines that ultimately had the effect of harming or outright banning a social media platform utilized by our Company and/or its influencers, it could have a material adverse effect on our business and operations.

We are a holding company and our principal asset after completion of the Share Exchange is our 100% equity interest in WOHG, through which we own 100% of each of WOHG’s limited liability company operating subsidiaries, and accordingly we are dependent upon distributions from such operating subsidiaries to pay taxes and other expenses.

We are a holding company and our principal asset after the Share Exchange is our 100% equity interests in WOHG. WOHG operates through its wholly owned subsidiary limited liability companies, of which it owns 100% of each. Accordingly, we are dependent upon distributions from our operating subsidiaries to pay taxes and other expenses. If our operating subsidiaries do not generate sufficient revenues such that they can provide distributions to us, we may be unable to pay our taxes and other expenses which would have a materially adverse effect on our business operations and our Company as a whole.

Risks Related to Our Common Stock

Our Common Stock currently trades on the Pink Tier of OTC Markets and is labeled as a “Shell.”

Our Common Stock currently trades on the Pink Tier of OTC Market Group LLC’s marketplace under the symbol “TONJ” and the Company is currently labeled as a “Shell.” The OTC Markets is a network of security dealers who buy and sell stock. The dealers are connected by a computer network that provides information on current “bids” and “asks,” as well as volume information. The trading of securities on the OTC Pink is often sporadic and investors may have difficulty buying and selling our shares or obtaining market quotations for them, which may have a negative effect on the market price of our Common Stock. The Company plans to update its trading symbol pending the Financial Industry Regulatory Authority’s (“FINRA”) completion of its review of the Company’s name change to Clubhouse Media Group, Inc. We filed an amendment for the name change with the Secretary of State of Nevada on November 2, 2020, with an effective date with the State of Nevada of November 20, 2020. Our name change will not be effective, however, until FINRA completes its review of the Issuer Company Related Action Notification Form for the name change which the Company has submitted to FINRA. There can be no assurance that FINRA will process its review of the name change as planned, or at all.

Our Common Stock is subject to risks arising from restrictions on reliance on Rule 144 by shell companies or former shell companies.

Under Rule 144 promulgated under the Securities Act, a person who beneficially owns restricted securities of an issuer and who is not an affiliate of that issuer may sell them without registration under the Securities Act provided that certain conditions have been met. One of these conditions is that such person has held the restricted securities for a prescribed period, which will be six months for the Common Stock. However, Rule 144 is unavailable for the resale of securities issued by an issuer that is a shell company (other than a business combination related shell company) or, unless certain conditions are met, that has been at any time previously a shell company.

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The SEC defines a shell company as a company that has (a) no or nominal operations and (b) either (i) no or nominal assets, (ii) assets consisting solely of cash and cash equivalents; or (iii) assets consisting of any amount of cash and cash equivalents and nominal other assets.

As a result of the Share Exchange, the Company ceased being a shell company as such term is defined in Rule 12b-2 under the Exchange Act. While we believe that as a result of the Share Exchange, the Company ceased to be a shell company, the SEC and others whose approval is required in order for shares to be sold under Rule 144 might take a different view.

Rule 144 is available for the resale of securities of former shell companies if and for as long as the following conditions are met:

(i)	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

(ii)	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

(iii)	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

(iv)	at least one year has elapsed from the time that the issuer filed current comprehensive disclosure with the SEC reflecting its status as an entity that is not a shell company known as “Form 10 Information.”

Shareholders who receive the Company’s restricted securities will not be able to sell them pursuant to Rule 144 without registration until the Company has met the other conditions to this exception and then for only as long as the Company continues to meet the condition described in subparagraph (iii), above, and is not a shell company. No assurance can be given that the Company will meet these conditions or that, if it has met them, it will continue to do so, or that it will not again be a shell company.

Our Common Stock price may decrease due to factors beyond our control.

The stock market from time to time has experienced extreme price and volume fluctuations, which have particularly affected the market prices for early stage companies and which often have been unrelated to the operating performance of the companies. These broad market fluctuations may adversely affect the market price of our stock, if a trading market for our stock ever develops. If our shareholders sell substantial amounts of their stock in the public market, the price of our stock could fall. These sales also might make it more difficult for us to sell equity, or equity-related securities, in the future at a price we deem appropriate.

The market price of our stock may also fluctuate significantly in response to the following factors, most of which are beyond our control:

●	variations in our quarterly operating results;
●	changes in general economic conditions;
●	changes in market valuations of similar companies;
●	announcements by us or our competitors of significant acquisitions, strategic partnerships or joint ventures, or capital commitments;
●	poor reviews;
●	loss of a major customer, partner or joint venture participant; and
●	the addition or loss of key managerial and collaborative personnel.

Any such fluctuations may adversely affect the market price or value of our Common Stock, regardless of our actual operating performance. As a result, shareholders may be unable to sell their shares, or may be forced to sell them at a loss.

Our Common Stock is subject to the application of the “penny stock” rules which could adversely affect the market price of our Common Stock and increase transaction costs to sell those shares.

The SEC has adopted rule 3a51-1 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, Rule 15g-9 requires:

●	that a broker or dealer approve a person’s account for transactions in penny stocks, and
●	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

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In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:

●	obtain financial information and investment experience objectives of the person, and
●	make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form:

●	sets forth the basis on which the broker or dealer made the suitability determination, and
●	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our Common Stock and cause a decline in the market value of our stock.

The market price for our Common Stocks is particularly volatile which could lead to wide fluctuations in our share price. You may be unable to sell your Common Stock shares at or above your purchase price, or at all, which may result in substantial losses to you.

The market for our Common Stock is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer. Many of these factors are beyond our control and may decrease the market price of our common shares, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our Common Stock shares will be at any time, or if our Common Stock shares will ever be able to trade, or as to what effect the sale of shares or the availability of shares of Common Stock for sale at any time will have on the prevailing market price.

The sale and issuance of additional shares of our Common Stock could cause dilution as well as the value of our Common Stock to decline.

Investors’ interests in the Company will be diluted and investors may suffer dilution in their net book value per share when we issue additional shares. We are authorized to issue 500,000,000 shares of Common Stock. We anticipate that all or at least some of our future funding, if any, will be in the form of equity financing from the sale of our Common Stock. If we do sell or issue more Common Stock, any investors’ investment in the Company will be diluted. Dilution is the difference between what you pay for your stock and the net tangible book value per share immediately after the additional shares are sold by us. If dilution occurs, any investment in the Company’s Common Stock could seriously decline in value.

FINRA sales practice requirements may also limit a shareholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described above, FINRA has adopted Rule 2111 that requires a broker-dealer to have reasonable grounds for believing that an investment is suitable for a customer before recommending the investment. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our Common Stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

We do not intend to pay dividends for the foreseeable future.

We have never declared or paid any cash dividends on our stock and do not intend to pay any cash dividends in the foreseeable future. We anticipate that we will retain all of our future earnings for use in the development of our business and for general corporate purposes. Any determination to pay dividends in the future will be at the discretion of our Board.

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If we are unable to comply with the financial reporting requirements mandated by the SEC’s regulations, investors may lose confidence in our financial reporting and the price of our Common Stock, if a market ever does develop for it, could decline.

If we fail to maintain effective internal controls over financial reporting, our ability to produce timely, accurate and reliable periodic financial statements could be impaired. If we do not maintain adequate internal control over financial reporting, investors could lose confidence in the accuracy of our periodic reports filed under the Exchange Act. Additionally, our ability to obtain additional financing could be impaired or a lack of investor confidence in the reliability and accuracy of our public reporting could cause our stock price to decline.

USE OF PROCEEDS

The proceeds from the sale of the shares offered pursuant to this prospectus are solely for the account of the selling stockholder. We will not receive any of the proceeds from any sale of shares by the selling stockholder. See “Selling Stockholder” and “Plan of Distribution” below.

DETERMINATION OF OFFERING PRICE

The selling stockholder may sell the shares offered pursuant to this prospectus at prices and at terms prevailing or at prices related to the current market price, or in negotiated transactions.

SELLING STOCKHOLDER

The common stock being registered by this prospectus consists of 33,870 shares that are currently held by Laura Anthony, the selling stockholder, and were issued to Ms. Anthony pursuant to a written compensation contract by and between the Company and Ms. Anthony in connection with Ms. Anthony’s provision of legal advisory services to the Company. Ms. Anthony provides general legal advisory services to the Company, holds no other shares of common stock of the Company, holds less than 1% of the Company’s outstanding common stock and is not an affiliate of the Company.

We are registering these shares to permit the selling stockholder to resell these shares when she deems appropriate. The selling stockholder may resell all, a portion, or none of the shares, at any time and from time to time. The selling stockholders may also sell, transfer or otherwise dispose of some or all of the shares in transactions exempt from the registration requirements of the Securities Act. We do not know when or in what amounts the selling stockholders may offer the shares of common stock for sale under this prospectus.

PLAN OF DISTRIBUTION

The purpose of this reoffer prospectus is to allow the selling stockholder to offer for sale and sell all or a portion of her shares acquired in connection with the provision of certain advisory services to the Company. The selling stockholder may sell the shares of common stock registered pursuant to this reoffer prospectus directly to purchasers or through broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholder or the purchasers. These commissions as to any particular broker-dealer or agent may be in excess of those customary in the types of transactions involved. Neither we nor the selling stockholder can presently estimate the amount of this compensation.

The common stock offered under this reoffer prospectus may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve block transactions, on any national securities exchange on which the Company’s common stock may be then-listed.

The aggregate proceeds to the selling stockholder from the sale of the shares will be the purchase price of the common stock less discounts and commissions, if any. The selling stockholder reserves the right to accept and, together with her agents from time to time, to reject, in whole or in part, any proposed purchase of the shares to be made directly or through agents. We will not receive any of the proceeds from a sale of the shares by the selling stockholder.

The selling stockholder and any broker-dealers or agents that participate in the sale of the shares may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. If the selling stockholder is an “underwriter” under the Securities Act, the selling stockholder will be subject to the prospectus delivery requirements of the Securities Act.

The shares to be offered or resold by means of this reoffer prospectus by the selling stockholder may not exceed, during any three-month period, the amount specified in Rule 144(e) under the Securities Act. In addition, any securities covered by this reoffer prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 of the Securities Act rather than pursuant to this reoffer prospectus.

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LEGAL MATTERS

The validity of the shares of common stock offered pursuant to this prospectus will be passed upon by Anthony L.G., PLLC.

EXPERTS

The consolidated financial statements of Tongji Healthcare Group, Inc. incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on April 7, 2020, have been audited by BF Borgers CPA PC (“Borgers”), an independent registered public accounting firm, as stated in Borgers’ report, which is incorporated herein by reference, and has been so incorporated in reliance upon Borgers’ report given upon its authority as experts in accounting and auditing.

The consolidated financial statements of West Of Hudson Group, Inc. incorporated in this prospectus by reference from the Company’s Current Report on Form 8-K filed with the SEC on November 12, 2020 have been audited by Fruci & Associates II, PLLC (“Fruci”), an independent registered public accounting firm, as stated in Fruci’s report, which is incorporated herein by reference, and has been so incorporated in reliance upon Fruci’s report given upon its authority as experts in accounting and auditing.

Anthony L.G., PLLC will pass upon the validity of the shares of common stock offered pursuant to this prospectus. The selling stockholder, who will receive any and all proceeds from the sale of the shares offered pursuant to this prospectus, is the sole member of Anthony L.G., PLLC. Neither the selling stockholder nor Anthony L.G., PLLC provides services to the Company on a contingent basis.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Our articles of incorporation, as amended, provide for the indemnification of our officers and directors to the fullest extent permitted by the laws of the State of Nevada and may, if and to the extent authorized by our board of directors, so indemnify our officers and any other person whom we have the power to indemnify against liability, reasonable expense or other matter. This indemnification policy could result in substantial expenditure by us, which we may be unable to recoup.

Our articles of incorporation, as amended, provide that none of our directors or officers shall be personally liable to us or our shareholders for monetary damages for a breach of fiduciary duty as a director or officer provided, however, that the foregoing provisions shall not eliminate or limit the liability of a director or officer for acts or omissions which involve intentional misconduct, fraud or knowing violation of law, or the unlawful payment of dividends. Limitations on liability provided for in our articles of incorporation, as amended, do not restrict the availability of non-monetary remedies and do not affect a director’s responsibility under any other law, such as the federal securities laws or state or federal environmental laws.

We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as executive officers and directors. The inclusion of these provisions in our articles of incorporation, as amended, may have the effect of reducing a likelihood of derivative litigation against our directors and may discourage or deter shareholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited us or our shareholders.

Insofar as indemnification by us for liabilities arising under the Exchange Act may be permitted to our directors, officers and controlling persons pursuant to provisions of the articles of incorporation, as amended, and amended and restated bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Exchange Act and will be governed by the final adjudication of such issue.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K with the SEC in order to meet our timely and continuous disclosure requirements. We may also file additional documents with the SEC if they become necessary in the course of the Company’s operations. All such filings are available at the SEC Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our filings are also available free of charge at the website of the SEC at http://www.sec.gov. A copy of any document incorporated by reference into the registration statement of which this reoffer prospectus forms a part but which is not delivered with this reoffer prospectus will be provided by us without charge to any person to whom this reoffer prospectus has been delivered upon oral or written request to that person. Requests for such documents should be directed to our Corporate Secretary, c/o Tongji Healthcare Group, Inc., 3651 Lindell Road, D517, Las Vegas, Nevada 89103, telephone number (702) 479-3016.

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INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

Except to the extent any information therein is deemed furnished and not filed pursuant to securities laws and regulations, the Company hereby incorporates by reference into the registration statement of which this reoffer prospectus forms a part the following documents:

●	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on April 7, 2020;
●	The Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2020 (filed with the SEC on May 8, 2020), June 30, 2020 (filed with the SEC on August 19, 2020), and September 30, 2020 (filed with the SEC on November 23, 2020;
●	The Company’s Current Reports on Form 8-K filed on June 24, 2020, June 29, 2020, July 10, 2020, July 30, 2020, July 31, 2020, August 11, 2020, August 11, 2020, August 12, 2020, August 13, 2020, September 14, 2020, November 4, 2020, November 12, 2020, November 18, 2020, and December 9, 2020; and
●	The description of the Company’s securities contained in the Company’s Current Report on Form 8-K filed with the SEC on November 12, 2020, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act and all reports on Form 8-K subsequent to the date hereof and prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed also to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents; provided, however, that, to the extent any information therein is deemed furnished and not filed pursuant to securities laws and regulations, such information shall not be deemed incorporated by reference into the registration statement of which this prospectus forms a part.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the registration statement of which this prospectus forms a part.

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33,870 Shares

TONGJI HEALTHCARE GROUP, INC.

Common Stock

Reoffer Prospectus

January 19, 2021

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Except to the extent any information therein is deemed furnished and not filed pursuant to securities laws and regulations, the Company hereby incorporates by reference into this Registration Statement the following documents:

●	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (filed with the SEC on April 7, 2020);
●	The Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2020 (filed with the SEC on May 8, 2020), June 30, 2020 (filed with the SEC on August 19, 2020), and September 30, 2020 (filed with the SEC on November 23, 2020;
●	The Company’s Current Reports on Form 8-K filed on June 24, 2020, June 29, 2020, July 10, 2020, July 30, 2020, July 31, 2020, August 11, 2020, August 11, 2020, August 12, 2020, August 13, 2020, September 14, 2020, November 4, 2020, November 12, 2020, November 18, 2020, and December 9, 2020; and
●	The description of the Company’s securities contained in the Company’s Current Report on Form 8-K filed with the SEC on November 12, 2020, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and all reports on Form 8-K subsequent to the date hereof and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed also to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents; provided, however, that, to the extent any information therein is deemed furnished and not filed pursuant to securities laws and regulations, such information shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The consolidated financial statements of Tongji Healthcare Group, Inc. incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on April 7, 2020, have been audited by BF Borgers CPA PC (“Borgers”), an independent registered public accounting firm, as stated in Borgers’ report, which is incorporated herein by reference, and has been so incorporated in reliance upon Borgers’ report given upon its authority as experts in accounting and auditing.

The consolidated financial statements of West Of Hudson Group, Inc. incorporated in this prospectus by reference from the Company’s Current Report on Form 8-K filed with the SEC on November 12, 2020 have been audited by Fruci & Associates II, PLLC (“Fruci”), an independent registered public accounting firm, as stated in Fruci’s report, which is incorporated herein by reference, and has been so incorporated in reliance upon Fruci’s report given upon its authority as experts in accounting and auditing.

Anthony L.G., PLLC will pass upon the validity of the shares of common stock registered for resale by the selling stockholder pursuant to this Registration Statement. The selling stockholder, who will receive any and all proceeds from the sale of the shares offered pursuant to this Registration Statement, is the sole member of Anthony L.G., PLLC. Neither the selling stockholder nor Anthony L.G., PLLC provides such services on a contingent basis.

Item 6. Indemnification of Directors and Officers.

Our articles of incorporation, as amended, provide for the indemnification of our officers and directors to the fullest extent permitted by the laws of the State of Nevada and may, if and to the extent authorized by our board of directors, so indemnify our officers and any other person whom we have the power to indemnify against liability, reasonable expense or other matter. This indemnification policy could result in substantial expenditure by us, which we may be unable to recoup.

Our articles of incorporation, as amended, provide that none of our directors or officers shall be personally liable to us or our shareholders for monetary damages for a breach of fiduciary duty as a director or officer provided, however, that the foregoing provisions shall not eliminate or limit the liability of a director or officer for acts or omissions which involve intentional misconduct, fraud or knowing violation of law, or the unlawful payment of dividends. Limitations on liability provided for in our articles of incorporation, as amended, do not restrict the availability of non-monetary remedies and do not affect a director’s responsibility under any other law, such as the federal securities laws or state or federal environmental laws.

We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as executive officers and directors. The inclusion of these provisions in our articles of incorporation, as amended, may have the effect of reducing a likelihood of derivative litigation against our directors and may discourage or deter shareholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited us or our shareholders.

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Insofar as indemnification by us for liabilities arising under the Exchange Act may be permitted to our directors, officers and controlling persons pursuant to provisions of the articles of incorporation, as amended, and amended and restated bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Exchange Act and will be governed by the final adjudication of such issue.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

Item 7. Exemption from Registration Claimed.

The shares being registered pursuant to the reoffer prospectus included herein were issued to the selling stockholder in a transaction exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act, as a transaction by an issuer not involving a public offering. The selling stockholder represented her intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in such transactions. Such selling stockholder had adequate access, through the relationship with the Registrant, to information about the registrant.

Item 8. Exhibits.

Exhibit No.	Description

2.1	Share Exchange Agreement dated August 11, 2020 by and between the registrant, West Of Hudson Group, Inc., Amir Ben-Yohanan, Chris Young, Simon Yu and Mr. Ben-Yohanan as the representative of the West Of Hudson Group, Inc. shareholders (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed with the SEC on August 11, 2020).
3.1	Articles of Incorporation of the registrant (incorporated by reference to Exhibit 3.1 to the registrant’s registration statement on Form SB-2 (File No. 333-140645) filed with the SEC on February 13, 2007).
3.2	Certificate of Amendment to the registrant’s Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed with the SEC on July 10, 2020).
3.3	Amended and Restated Bylaws of the registrant (incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed with the SEC on June 29, 2020).
3.4	Certificate of Amendment to Articles of Incorporation filed November 2, 2020 with the Secretary of State of Nevada (incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed with the SEC on November 4, 2020).
3.5	Form of Series X Preferred Stock Certificate of Designations filed November 12, 2020 with the Secretary of State of Nevada (incorporated by reference to Exhibit 3.4 to the registrant’s Current Report on Form 8-K filed with the SEC on November 12, 2020).
4.1	Custodian Discharge Order (incorporated by reference to Exhibit 4.1 to the registrant’s Current Report on Form 8-K filed with the SEC on November 12, 2020)
5.1*	Opinion of the Law Office of Anthony L.G., PLLC.
10.1+	Independent Director Agreement by and between the Company and Gary Marenzi dated July 28, 2020 (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed with the SEC on July 30, 2020).
10.2+	Director Agreement by and between the Company and Harris Tulchin dated August 5, 2020 (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed with the SEC on August 11, 2020).
10.3	Lease Agreement dated August 3, 2020 for Not a Content House—Beverly Hills (incorporated by reference to Exhibit 10.3 to the registrant’s Current Report on Form 8-K filed with the SEC on November 12, 2020).
10.4	Lease Agreement dated September 6, 2020 for Clubhouse Europe (incorporated by reference to Exhibit 10.4 to the registrant’s Current Report on Form 8-K filed with the SEC on November 12, 2020).
10.5	Exchange Agreement dated July 9, 2020 between the West of Hudson Group, Inc., Amir Ben-Yohanan, Chris Young and Simon Yu. (incorporated by reference to Exhibit 10.5 to the registrant’s Current Report on Form 8-K filed with the SEC on November 12, 2020).

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Exhibit No.	Description

10.6	Promissory Note issued by West of Hudson Group, Inc., as borrower, to Amir Ben-Yohanan, as Lender, dated January 2, 2020 (incorporated by reference to Exhibit 10.6 to the registrant’s Current Report on Form 8-K filed with the SEC on November 12, 2020).
10.7	Waiver Pursuant to Share Exchange Agreement dated November 11, 2020 by and between the registrant, West Of Hudson Group, Inc., Amir Ben-Yohanan, Chris Young, Simon Yu and Mr. Ben-Yohanan as the representative of the West Of Hudson Group, Inc. shareholders. (incorporated by reference to Exhibit 10.7 to the registrant’s Current Report on Form 8-K filed with the SEC on November 12, 2020).
10.8	Series X Preferred Subscription Agreement dated November 13, 2020 between the registrant and Amir Ben-Yohanan (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed with the SEC on November 18, 2020).
10.9	Share Exchange Agreement dated December 3, 2020 by and between the registrant, Digital Influence Inc. (d/b/a Magiclytics, each of the shareholders of Magiclytics, and Christian Young, as the representative of the Magiclytics shareholders (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed with the SEC on December 9, 2020).
10.10*+	Tongji Healthcare Group, Inc. 2020 Equity Incentive Plan.
23.1*	Consent of the Law Office of Anthony L.G., PLLC (incorporated in Exhibit 5.1).
23.2*	Consent of BF Borgers CPA PC.
23.3*	Consent of Fruci & Associates II, PLLC.
24.1*	Power of Attorney (see Signature Page).
99.1*	Exchange Agreement by and between the registrant and Laura Anthony, dated as of December 4, 2020.
99.2*	Exchange Agreement by and between the registrant and Laura Anthony, dated as of January 7, 2021.

* Filed herewith.

+ Includes management contracts and compensation plans and arrangements.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on January 19, 2021.

TONGJI HEALTHCARE GROUP, INC.

By:	/s/ Amir Ben-Yohanan
Amir Ben-Yohanan
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Amir Ben-Yohanan and Christian J. Young, and each of them singly, his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement (any of which amendments may make such changes and additions to this Registration Statement as such attorneys-in-fact may deem necessary or appropriate) and to file the same, with all exhibits thereto, and any other documents that may be required in connection therewith, granted unto said attorneys-in-fact and agents full power and authority to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Amir Ben-Yohanan	Chief Executive Officer and Director	January 19, 2021
Amir Ben-Yohanan	(principal executive officer, principal financial officer and principal accounting officer)

/s/ Christian J. Young	President, Secretary and Director	January 19, 2021
Christian J. Young

/s/ Simon Yu	Chief Operating Officer and Director	January 19, 2021
Simon Yu

/s/ Harris Tulchin	Director	January 19, 2021
Harris Tulchin

/s/ Gary Marenzi	Director	January 19, 2021
Gary Marenzi

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